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                                                                     Exhibit 6.8


                        STEVENSON-WYDLER (15 USC 3710)
     COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT (hereinafter "CRADA")
                                   NO. _____

                                    BETWEEN

    MIDWEST RESEARCH INSTITUTE, Operator of THE NATIONAL RENEWABLE ENERGY LABORATORY under its U.S. Department of Energy Contract No. DE-AC36-83CH10093,
                                     1617
            Cole Blvd., Golden, CO 80401 (hereinafter "Contractor")

                                      AND

       AMERISEN 14540 West Greenfield Avenue Brookfield, Wisconsin 53005
                         (hereinafter "Participant"),

both being hereinafter jointly referred to as the "Parties"

ARTICLE 1: DEFINITIONS
           -----------

A.,  "Government" means the United States of America and agencies thereof.

B. "DOE" means the Department of Energy, an agency of the United States of America.

C. "Contracting Officer" means the DOE employee administering the Contractor's DOE contract.

D. "Generated Information" means information produced in the performance of this CRADA.

E. "Proprietary Information" means information which embodies trade secrets developed at private expense outside of this Agreement and commercial or financial information which is privileged or confidential under the Freedom of Information Act (5 USC 552 (B)(4)); and which is marked as Proprietary Information.

F. "Protected CRADA Information" means Generated Information which is marked as being Protected CRADA Information by a Party to this Agreement and which would have been Proprietary Information had it been obtained from a non-federal entity.

G. "Subject Invention", as used in this Agreement, means any invention of the Contractor or Participant conceived or first actually reduced to practice in the performance of work under this CRADA.

H.   "Intellectual Property" means Patents, Trademarks, Copyrights, Mask
Works, Protected CRADA Information and other forms of comparable property rights protected by Federal Law and other foreign counterparts.

ARTICLE II: STATEMENT OF WORK
            -----------------

Appendix A, "Joint Work Statement", is attached hereto and hereby incorporated into this CRADA by reference.

ARTICLE III: FUNDING & COSTS
             ---------------

A. The Participant's estimated contribution is [*]. The Government's estimated contribution, which is provided through the Contractor's contract with DOE, is [*] subject to available funding from DOE's Office of Energy Efficiency and Renewable Energy.

B. Neither Party shall have an obligation to continue or complete performance of its work at a cost in excess of its estimated cost as contained in Article III A above, including any subsequent amendment.

C. Each Party agrees to provide at least sixty (60) days advance notice to the other Party if the actual cost to complete performance will exceed its estimated cost. If the Parties mutually agree to continue the project, the estimated cost shall be appropriately amended and the Parties shall agree on the share of each Party of such increase in estimated cost by duly executed amendments to this CRADA.

ARTICLE IV: PROPERTY
            --------

All tangible personal property produced under this CRADA shall become the property of the Participant or the Government depending upon whose funds were used to obtain it. Such property is identified in Appendix B, Property List. Personal Property shall be disposed of as directed by the owner at the owner's expense. All jointly funded property shall be owned by the Government.

ARTICLE V: DISCLAIMER
           ----------

THE GOVERNMENT, THE PARTICIPANT, AND THE CONTRACTOR MAKE NO EXPRESS OR IMPLIED WARRANTY AS TO THE CONDITIONS OF THE RESEARCH OR ANY INTELLECTUAL PROPERTY OR PRODUCT MADE OR DEVELOPED UNDER THIS CRADA, OR THE OWNERSHIP, MERCHANTABILITY OR F=SS FOR A PARTICULAR PURPOSE OF THE RESEARCH OR RESULTING PRODUCT. NEITHER THE GOVERNMENT, THE PARTICIPANT, NOR THE CONTRACTOR SHALL BE LIABLE FOR LOST PROFITS, LOST SAVINGS, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR OTHER INDIRECT DAMAGES, EVEN IF SUCH PARTY IS MADE AWARE OF THE POSSIBILITY THEREOF.

ARTICLE VI: PRODUCT LIABILITY
            -----------------

Except for any liability resulting from any negligent or intentional acts or omissions of Contractor, Participant indemnities the Government and the Contractor for all damages, costs and expenses, including attorney's fees, arising from personal injury or property damage occurring as a result of

[*] Omitted pursuant to request for confidentiality filed with the Securities and Exchange Commission.

the making, using or selling of a product, process or service by or on behalf of the Participant, its assignees or licensees, which was derived from the work performed under this CRADA. With respect to this Article, neither the Government nor the Contractor shall be considered assignees or licensees of the Participant, as a result of reserved Government and Contractor rights. The indemnity set forth in this Paragraph shall apply only if Participant shall have been informed as soon and as completely as practical by the Contractor and/or the Government of the action alleging such claim and shall have been given an opportunity, to the extent afforded by applicable laws, rules, or regulations, to participate in and control its defense, and the Contractor and/or Government shall have provided reasonably available information and reasonable assistance requested by Participant. No settlement for which Participant would be responsible shall be made without Participant's consent unless required by final decree of a court of competent jurisdiction.

ARTICLE VII: OBLIGATIONS REGARDING PROPRIETARY INFORMATION
             ---------------------------------------------

A. If Proprietary Information is orally disclosed to a Party, it shall be identified as such, orally, at the time of disclosure and confirmed in a written summary sent to the recipient within ten (10) days of such disclosure, and marked as being Proprietary Information.

B. The Parties agree to use Proprietary Information only in the performance of this CRADA and not to further disclose such information to others without the provider's prior written approval, except that Contractor may disclose such information to Government employees who are subject to the statutory provisions against disclosure of confidential information set forth in the Trade Secrets Act (18 USC 1905).

C. All Proprietary Information shall be returned to the provider thereof at the conclusion of this CRADA at the provider's expense unless otherwise agreed in writing.

D. The foregoing provisions do not apply to Proprietary Information which 1) is or becomes publicly known without recipient's breach of this Agreement, 2) was known by the recipient prior to its disclosure hereunder, 3) comes into the recipient's possession, other than from a Party hereto or pursuant to this CRADA, without recipient's breach of this Agreement, or 4) is independently developed by any employee, independent consultant, or subcontractor of the recipient or the Government to which such Proprietary Information was not disclosed.

ARTICLE VIII: OBLIGATIONS REGARDING PROTECTED CRADA INFORMATION
              -------------------------------------------------

A.   Each Party may designate as Protected CRADA Information, as defined in
Article 1, any Generated Information produced by its employees, and with the agreement of the other Party, mark or have marked any Generated Information produced by the other Party's employees. All such designated Protected CRADA Information shall be appropriately marked.

B. The Parties and DOE agree not to license or otherwise disclose Protected CRADA Information to any third party for a period of five (5) years from the date it was produced (except as provided in Paragraphs C, D and E immediately below). Such information shall be reduced to writing and marked as Protected CRADA Information within 10 days of such production, at which point the five-year period begins.

C. Further, the Parties shall protect from disclosure to third parties (excluding DOE) any Protected CRADA Information describing a Subject Invention for a reasonable period in order to file a U.S. patent application thereon and to preserve foreign filing rights.

D. The obligations of nondisclosure set forth in Article VIII, Paragraph B above shall apply except 1) upon request by the DOE Contracting Officer that such Information be provided to other DOE facilities with the same protections in place, 2) disclosure of Protected CRADA Information contained in a Subject Invention is permitted after the patent has issued, or 3) as mutually agreed by the Parties and DOE in advance. The Contractor may at all times use Protected CRADA Information internally for its own purposes and those of the Government, except as specified in Article VIII, Paragraph B above.

E. The foregoing provisions of this Article VIII do not apply to Protected CRADA Information which 1) is or becomes publicly known without a Party's breach of this Agreement, 2) was known by a Party prior to its disclosure hereunder, 3) comes into the receiving Party's possession, other than from another Party hereto or pursuant to this CRADA, without the receiving Party's breach of this Agreement, or 4) is independently developed by any employee, independent consultant, or subcontractor of a Party or the Government to which such Protected CRADA Information was not disclosed.

ARTICLE IX: RIGHTS IN GENERATED INFORMATION
            -------------------------------

The Parties agree that they shall have no obligations of non-disclosure or limitations on their use of, and the Government shall have unlimited rights in, all Generated Information or information provided to the Parties or the Government under this CRADA which is not marked as being copyrighted (in accordance with Article XIII) or as Protected CRADA Information (in accordance with Article VIII, Paragraph B) or Proprietary Information (in accordance with
Article VII, Paragraph B), as well as Protected CRADA Information after the expiration of the five-year period set forth in Article VIII, Paragraph B.

ARTICLE X: EXPORT CONTROL
           --------------

THE PARTIES UNDERSTAND THAT MATERIALS AND INFORMATION RESULTING FROM THE PERFORMANCE OF THIS CRADA MAY BE SUBJECT TO EXPORT CONTROL LAWS AND THAT EACH PARTY IS RESPONSIBLE FOR ITS OWN COMPLIANCE WITH SUCH LAWS.

ARTICLE XI: REPORTS AND ABSTRACTS
            ---------------------

A. The Parties agree to produce the following deliverables:
(1)  initial abstracts suitable for public release;
(2) other abstracts (final when work is complete, and others as substantial changes in scope and dollars occur):
(3)  a final report to include a list of Subject Inventions;

(4) other reports as required in Section 4, "Task Descriptions", in Appendix A, Joint Work Statement.
(5) computer software in source and object code format as defined within the Statement of Work.

B. It is understood that the Contractor has the responsibility to provide the above information at the time of its completion to the DOE Office of Scientific and Technical Information.

ARTICLE XII: PRE-PUBLICATION REVIEW
             -----------------------

A. Except for the non-proprietary abstract described in Article XI above, the Parties agree to secure pre-publication approval from the other Party of any document, article, press release or other written material relating to the work performed hereunder, which shall not be unreasonably withheld or delayed beyond thirty (30) days.

B. The Parties agree that neither will use the name of the other Party or its employees in any promotional activity, such as advertisements, with reference to any product or service resulting from this CRADA, without prior written approval of the other Party.

ARTICLE XIII: COPYRIGHTS
              ----------

A.   The Parties may assert copyright in any of their Generated Information.

B. For Generated Information, the Parties acknowledge that the Government has for itself and others acting on its behalf, a royalty-free, nonexclusive, irrevocable worldwide copyright license to reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, by or on behalf of the Government, all copyrightable works produced in the performance of this CRADA, subject to the restrictions this CRADA places on publication of Proprietary Information and Protected CRADA Information.

ARTICLE XIV: REPORTING INVENTIONS
             --------------------

A. The Parties agree to disclose to each other each and every Subject Invention and any improvements thereon, whether or not patentable or otherwise protectable under the Patent Act (Title 35 of the United States Code), within two (2) months after the inventor discloses it in writing to the personnel responsible for patent matters of that Party, but in any event no later than three (3) months after its conception or first actual reduction to practice. The Contractor shall be responsible for disclosing Participant's Subject Inventions to DOE within two (2) months of the Participant's disclosure to the Contractor.

B. These disclosures should be in such detail as to be capable of teaching one skilled in the art how to make and use the invention as required for patent applications under the Patent Act (35 USC 112). The disclosure shall also identify any known, actual or potential statutory bars (i.e., printed publications describing the invention or the public use or on sale of the invention in this country) affecting the filing or prosecuting of Subject Inventions in patent applications, and there shall be a continuing obligation on the Parties to further disclose any impending or actual future statutory bar promptly following receipt of knowledge thereof. All invention disclosures shall be marked as confidential, and if so marked shall be treated as such by the Participant and Contractor, and shall not be disclosed by the Government pending the filing of the patent application as provided in 35 USC 205.

ARTICLE XV: TITLE TO INVENTIONS
            -------------------

A. Each Party shall have the first option to elect to retain title to any invention made by its employees. If a Party elects not to retain title to any invention of its employees, then the other Party shall have the second option to elect to retain title to such invention under this CRADA. The DOE shall retain title to any invention which is not retained by any Party.

B. The Parties acknowledge that the DOE may obtain title to each Subject Invention reported under Article XIV for which a patent application or applications are not filed and for which any issued patents are not maintained by any Party to this CRADA. Participant agrees to notify the Contractor in writing whether or not it intends to file a patent application on any such Subject Inventions within twelve (12) months of its disclosure under Article XIV, Paragraph A above, but in any event not later than sixty (60) days prior to the time when any statutory bar might foreclose filing of a U.S. patent application.

C. The Parties acknowledge that, except for Subject Inventions in which the Government retains title, the Government retains a non-exclusive, non-transferable, irrevocable, paid- up license to practice or to have practiced for or on behalf of the United States every Subject Invention under this CRADA throughout the world.

ARTICLE XVI: FILING PATENT APPLICATIONS
             --------------------------

A. The Parties agree that the Party initially indicated as having an ownership interest in any Subject Inventions shall have the responsibility for filing and prosecuting any U.S. and foreign patent application(s) thereon.

B. The Parties agree that if neither Party desires to file a patent application for any invention, notification of such negative intent shall be made to the DOE within twelve (12) months after the initial disclosure of such invention, but not later than sixty (60) days prior to the time when any statutory bar might foreclose filing of a U.S. patent application. The Participant further agrees to notify the Contractor promptly if it decides not to continue the prosecution of any application for, to pay the maintenance fees on, or defend in a re- examination or opposition proceeding on, a patent on a Subject Invention. The purpose of the foregoing notification is to allow the Government to file patent applications and/or continue prosecution, maintenance or defense of a patent in its own name if it so chooses, and each of the Parties agrees to provide the necessary documents to enable the Government to do so. The obligation contained in Article VIII, Paragraph B prohibiting licensing shall extinguish upon a decision by Participant not to file, prosecute, maintain or defend a patent application hereunder.

ARTICLE XVII: COST OF INTELLECTUAL PROPERTY PROTECTION

Each Party shall be responsible for payment of all costs relating to copyright, U.S. and foreign patent application filing and prosecution, and all costs relating to maintenance fees for U.S. and foreign patents hereunder which are owned by that Party.

ARTICLE XVIII: REPORTS OF INVENTION USE
               ------------------------

The Parties agree to submit, upon request of DOE, reports no more frequently than annually on the efforts to obtain utilization of any Subject Invention in accordance with DOE patent regulations set forth in 41 CFR 9-9.

ARTICLE XIX: DOE MARCH-IN RIGHTS
             -------------------

The Parties acknowledge that the DOE has certain march-in rights to any Subject Inventions in accordance with 48 CFR 27.304- 1 (G).

ARTICLE XX: U.S. COMPETITIVENESS AND SMALL BUSINESS REPRESENTATION
            ------------------------------------------------------

The Parties agree that a purpose of this CRADA is to provide substantial benefit to the U.S. economy.

In exchange for the benefits received under this CRADA, the Parties therefore agree to the following:

A. Products embodying Intellectual Property developed under this CRADA shall be substantially manufactured in the United States;

B. Processes, services, and improvements thereof which are covered by Intellectual Property developed under this CRADA shall be incorporated into the Participant's manufacturing facilities in the United States either prior to or simultaneously with implementation outside the United States. Such processes, services, and improvements, when implemented outside the U.S., shall not result in reduction of the use of the same processes, services, or improvements in the United States; and

By execution of this Agreement, the Participant certifies that, as of the execution date of this Agreement, it is a "small business concern" as defined in
Section 2 of Public Law 85-536 (15 USC 632) and implementing regulations of the administrator of the Small Business Administration.

ARTICLE XXI: ASSIGNMENT OF PERSONNEL
             -----------------------

A. It is contemplated that each Party may assign personnel to the other Party's facility as part of this CRADA. Such personnel assigned by the assigning Party, to participate in or observe the research to be performed under this CRADA shall not during the period of such assignments be considered employees of the receiving Party for any purposes, including but not limited to any requirements to provide workers' compensation, liability insurance coverage, payment of salary or other benefits, or withholding of taxes.

B. The receiving Party shall have the right to exercise routine administrative and technical supervisory control of the occupational activities of such personnel during the assignment period and shall have the right to approve the assignment of such personnel and/or to later request their removal by the assigning Party.

C. The assigning Party shall bear any and all costs and expenses with regard to its personnel assigned to the receiving Party's facilities under this CRADA. The receiving Party shall bear the costs of providing an appropriate work space, access to a telephone, use of laboratory, manufacturing or other work areas as appropriate, and any other utilities and facilities related to such assignments.

D. Each Party agrees to use due care while on the other's premises, to comply with all posted environmental, safety and health rules and regulations during the visit, to perform work in a safe manner, and to enter only those areas previously designated by those in charge of its visit.

E. Each Party agrees to comply with all applicable municipal, state and federal laws and regulations regarding the safety and health of the personnel assigned to the receiving Party's facilities under this CRADA.

ARTICLE XXII: FORCE MAJEURE
              -------------

No failure or omission by Contractor or Participant in the performance of any obligation under this CRADA shall be deemed a breach of this CRADA or create any liability if the same shall arise from any cause or causes beyond the control of Contractor or Participant, including but not limited to the following, which, for the purpose of this CRADA, shall be regarded as beyond the control of the Party in question: Acts of God, acts or emissions of any government or agency thereof, compliance with requirements, rules, regulations, or orders of any governmental authority or any office, department, agency, or instrumentality thereof, fire, storm, flood, earthquake, accident, acts of the public enemy, war, rebellion, insurrection, riot, sabotage, invasion, quarantine, restriction, transportation embargoes, or failures or delays in transportation.

ARTICLE XXIII: ADMINISTRATION OF THE CRADA
               ---------------------------

It is understood and agreed that this CRADA is entered into by the Contractor under the authority of its prime Contract with DOE. The Contractor is authorized to and will administer this CRADA in all respects unless otherwise specifically provided for herein. This CRADA and Contractor's intellectual property rights contained herein may be transferred from the Contractor to DOE or its designee (including but not limited to a successor operator of the National Renewable Energy Laboratory) with notice of such transfer to the Participant, and the Contractor shall have no further responsibilities except for the confidentiality obligations of this CRADA.

ARTICLE XXIV: RECORDS AND ACCOUNTING SYSTEM
              -----------------------------

The Participant shall maintain records of receipts, expenditures, and the disposition of all Government property in its custody, related to this CRADA. The Contractor will maintain records satisfactory to DOE and in accordance with generally accepted accounting principles, and the

Participant will maintain its accounting system in accordance with generally accepted accounting principles, and shall be subject to reasonable inspection during Participant's business hours.

ARTICLE XXV: NOTICES
             -------

A. Any communications required by this CRADA, if given by postage prepaid first class U.S. Mail addressed to the Party to receive the communication, shall be deemed made as of the day of receipt of such communication by the addressee, or on the date given if by verified facsimile. Address changes shall be given in accordance with this Article and shall be effective thereafter. All such communications, to be considered effective, shall include this CRADA Number .

B. The addresses, telephone numbers and facsimile numbers for the Parties are as follows:

Participant:
AMERISEN
14540 West Greenfield Avenue Brookfield, WI 53005 (414) 821-5250
Fax:, (414) 821-5054

Contractor:
National Renewable Energy Laboratory, division of Midwest Research Institute 1617 Cole Boulevard
Golden, CO 80401-3393 (303) 275-4000
Fax: (303) 275-3097

ARTICLE XXVI: DISPUTES
              ---------

At the request of either Party, after reasonable attempt to settle without mediation, any controversy or claim arising out of or relating to the CRADA shall be settled by mediation conducted in the State of Colorado in accordance with the then current and applicable rules of the American Arbitration Association.

ARTICLE XXVII: ENTIRE CRADA AND MODIFICATIONS
               ------------------------------

A. It is expressly understood and agreed that this CRADA with its Appendices contains the entire agreement between the Parties with respect to the subject matter hereof and that all prior representations or agreements relating hereto have been merged into this document and are thus superseded in totality by this CRADA. This CRADA shall not be effective until approved by DOE.

B. Any agreement to change any terms or conditions of this CRADA or the Appendices shall be valid only if the change is made in writing, executed by the Parties hereto, and approved by DOE.

ARTICLE XXVIII: TERM AND TERMINATION
                --------------------

A. The term of this CRADA shall be twenty-four (24) months from the effective date hereof unless extended by mutual agreement of the Parties, with the approval of DOE, or terminated in accordance with the provisions that follow. This CRADA may be terminated by either Party if the other Party fails to cure a material breach of this CRADA within thirty (30) days after written notice to the other Party, or may be terminated by mutual consent. In the event of termination, each Party shall be responsible for its costs incurred through the effective date of termination, as well as its costs incurred after the effective date of termination which are related to the termination.

B. The provisions contained in Articles V, VI, VII, VIII, IX, X, XII, XIII, XIV, XV, XVI, XVII, XVIII, XIX and XX(A) and (B) shall survive the expiration or termination of this Agreement.

C. Contractor may terminate this Agreement with thirty (30) days' written notice if its government funding associated herewith is not available or sufficient in subsequent fiscal years, or if DOE program management support is otherwise limited or terminated.

ARTICLE XXIX:   ORDER OF PRECEDENCE
                --------------------

In the event of a conflict between the provisions of the Appendices and those of this Agreement, this Agreement shall prevail.

ARTICLE XXX:    PERFORMANCE
                ------------

The Contractor and the Participant agree to exert reasonable efforts to perform the work under this Agreement in accordance with the schedule as provided in Appendix A, Joint Work Statement.

ARTICLE XXXI:   HEADINGS
                ---------

The headings for the sections set forth in this Agreement are strictly for the convenience of the parties hereto and shall not be used in any way to restrict the meaning or interpretation of the substantive language of this Agreement.

ARTICLE XXXII:  WAIVER
                -------

The failure of Contractor or Participant at any time to enforce any provisions of this Agreement or to exercise any right or remedy shall not be construed to be a waiver of such provisions or of such right or remedy or of the right of Contractor or Participant thereafter to enforce each and every provision, right or remedy.

ARTICLE XXXIII: INDEPENDENT CONTRACTORS
                -----------------------

Under the terms of this Agreement, the Contractor and the Participant are independent contractors. Neither Party is an employee, agent, partner or representative of the other Party. Nothing contained herein shall be deemed to create a joint venture relationship between the Contractor and the Participant. Each Party specifically acknowledges that it does not have authority to incur any obligations or responsibilities on behalf of the other Party.

The Parties have indicated their acceptance of this Agreement by execution below by an authorized representative. This Agreement is effective this 21st day of March 1996.

FOR CONTRACTOR:                 FOR PARTICIPANT:
                                /s/ DAWN M. ADAMS
BY                              BY Dawn M. Adams

TITLE                           TITLE Director

DATE                            DATE March 21, 1996

DOE APPROVAL: BY

TITLE

DATE

                                  APPENDIX A
                                  ----------

                             JOINT WORK STATEMENT

[*]

[*] Seven pages omitted pursuant to request for confidentiality filed with the Securities and Exchange Commission.

                                  APPENDIX B
                                  -----------

                                 Property List

Property to be Obtained With Participant Funds
-----------------------------------------------

To be determined

Property to be Obtained with Government Funds
----------------------------------------------

To be determined